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                                                                   EXHIBIT 10(n)

                               CABOT CORPORATION
                     SHORT-TERM INCENTIVE COMPENSATION PLAN

     The purpose of this Short-Term Incentive Compensation Plan (this "Plan") is to provide incentives for certain senior executives of Cabot Corporation (the "Company") to achieve a sustained, high level of financial success for the Company. This Plan does that by placing a portion of the senior executives' annual compensation at risk based on Company and individual performance. This Plan is intended to comply with the requirements for tax deductibility imposed by Internal Revenue Code Section 162(m) as in effect from time to time ("Section 162(m)") with respect to Awards paid pursuant to this Plan.

ADMINISTRATION

     This Plan will be administered by the Compensation Committee of the Board of Directors or, if any member of the Compensation Committee is not an "outside director" for the purposes of Section 162(m), by a subcommittee of the Compensation Committee consisting of those members of the Compensation Committee who are "outside directors" for such purposes. The Compensation Committee or subcommittee administering this Plan is referred to herein as the "Committee." The Committee may delegate to management administrative functions that do not involve discretion. The Committee shall have the authority to interpret this Plan, and any interpretation or decision by the Committee with regard to any questions arising under this Plan shall be final and conclusive on all participants in this Plan.

ELIGIBILITY; PARTICIPANTS

     Only officers of the Company shall be eligible to participate in this Plan for any fiscal year of the Company (an "Award Year"). Not later than 90 days after the beginning of each Award Year, the Committee shall (a) select, from among those eligible, the persons who shall participate in this Plan (the "Participants") for the Award Year, and (b) designate for each Participant a specific percentage of the Award Pool as the Participant's potential award (the "Potential Award"). No Participant shall have a Potential Award exceeding 50% of the Award Pool, and the sum of the Potential Awards specified by the Committee for an Award Year shall not exceed 100% of the Award Pool.

FORMULA

     The amount available for Awards under this Plan for each Award Year (the "Award Pool") will be 10% of the amount, if any, by which the Company's Adjusted Net Income for the Award Year exceeds 10% of Average Stockholders' Equity. Adjusted Net Income for an Award Year shall be the consolidated net income of the Company as reported to shareholders in the Company's Annual Report, excluding from the calculation of net income all of the following items to the extent they appear as separate line items in the Company's audited consolidated statement of income appearing in the Annual Report: extraordinary or non-recurring items, changes in tax laws, items relating to discontinued operations, items relating to divested businesses or sales of businesses, restructuring charges, effects of accounting changes and any other special, unusual or non-recurring gain or loss; provided, however, that the Committee may in its discretion include any such item that causes the Award Pool to be reduced. Where any such item to be excluded is stated in the Company's consolidated statement of income as a pre-tax amount, the amount to be excluded shall be adjusted to an after-tax amount using an assumed tax rate (to cover all federal, state and foreign income taxes) equal to the maximum marginal federal income tax rate in effect for US corporations during the Award Year, plus 2%. Average Stockholders' Equity shall be the average of (a) the total stockholders' equity at the end of the Award Year and (b) the total stockholders' equity at the end of the preceding fiscal year (i.e., at the beginning of the Award Year), in each case as reported in the Company's Annual Report.

PAYMENTS

     When the Company's financial results for the Award Year have been determined, the Committee will evaluate the Company's financial results, determine the dollar amounts of the Award Pool and of the Potential Award and the actual Award, if any, for each Participant, and shall certify its determinations in writing (the "Certification").
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     In determining the actual Award to be paid to each Participant, the
Committee may exercise discretion to reduce (but not increase) the Award from the amount of the Participant's Potential Award, after taking into account the Company's financial performance, performance of the Participant, and competitive compensation levels. It is expected that the Committee will use its discretion carefully and apply good and rigorous judgment in appraising the performance of the Company and the contributions of each Participant to the Company's performance.

     A reduction in the Award paid to a Participant shall not be available to increase the Award of any other Participant. If the total of the Awards as finally determined for any Award Year is less than the Award Pool, the unused portion of the Award Pool will not be carried over to the next Award Year or be added to any future Award Pool.

     Awards will be paid in cash as soon as practical after the Certification or may, at the election of the Participant and under procedures adopted by the Committee or any deferred compensation plans from time to time in effect and in accordance with the regulations promulgated under Section 162(m), be deferred.

TAX WITHHOLDING

     The Company will deduct any required withholding taxes from the payments under this Plan.

TERMINATION OF EMPLOYMENT

     Any Participant who is not an employee of the Company on September 30 of an Award Year will not receive any Award for that Award Year, except that if a Participant's employment terminates due to death or disability the Committee may at its discretion authorize payment of an Award to such Participant (or his or her estate) at the time other Awards are paid in respect of that Award Year.

NO RIGHT TO AWARDS OR CONTINUED EMPLOYMENT

     No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Award Year be construed as giving a Participant the right to be retained in the employ of the Company for that Award Year or for any other period.

INTERPRETATION AND AMENDMENTS

     This Plan is designed to comply with Section 162(m), and all provisions in this Plan shall be construed in a manner consistent with that intent. The Company's Board of Directors may amend or terminate this Plan at any time, but no amendment shall expand the class of eligible employees or increase either the funding formula for determining the Award Pool or the maximum Award to an individual Participant without the approval of the Company's shareholders. Subject to the foregoing restrictions, this Plan may be amended to add conditions or provisions required, or to remove conditions or provisions no longer required or permitted, by Section 162(m).

     Nothing in this Plan shall be deemed in any way to limit or restrict the Company from making any award to any person (including a Participant in this Plan) under any other plan, arrangement or understanding, whether now existing or hereafter arising, or on an ad hoc basis, except as follows. No award to any Participant in this Plan shall be made under any other plan, arrangement or understanding, or on an ad hoc basis, where the amount of such other award is designed to compensate the Participant if, and to the extent that, as a result of the Company's performance, his or her Potential Award or actual Award under this Plan does not reach a particular level.

PLAN TERM

     This Plan shall be effective as of the date adopted, for the Award Year ending September 30, 1999, subject to receiving shareholder approval at the 1999 Annual Shareholders Meeting, and shall remain in effect for subsequent Award Years until terminated by the Company's Board of Directors.